Exhibit 10.3

WAIVER AND RELEASE

THIS RELEASE AND WAIVER, dated as of May 28, 2009 (the “Release”), is hereby executed by the investor whose name appears on the signature page hereto (the “Releasor”) in favor of SkyPeople Fruit Juice Inc., a Florida corporation, (the “Company”).

WHEREAS, on February 25, 2008, the Company entered into a Series B Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”) with the Releasor and one other investor  (collectively, the “Investors”) pursuant to which the Company issued to the Investors (i) 2,833,333 shares of a newly designated Series B Convertible Preferred Stock of the Company, par value $0.001 per share (“Series B Stock”) and (ii) warrants to purchase an aggregate of 7,000,000 shares of the Company’s Common Stock (the “February 2008 Warrants”), in consideration for a cash payment to the Company in the aggregate amount of $3,400,000;

WHEREAS, pursuant to the Stock Purchase Agreement, the Company deposited 2,000,000 shares of Series B Stock (the “Make Good Escrow Stock”) into an escrow account which is being held by an escrow agent as make good shares in the event the Company’s consolidated pre-tax income and pre-tax income per share, on a fully-diluted basis, for the years ended December 31, 2007, 2008 or 2009, are less than certain target numbers set forth in the Stock Purchase Agreement;

WHEREAS, in connection with the Stock Purchase Agreement, on February 26, 2008, the Company entered into a Registration Rights Agreement with the Investors (the “Registration Rights Agreement”), pursuant to which the Company agreed to prepare and file one or more registration statements to register for resale the shares of the Common Stock of the Company issuable upon conversion of the Series B Stock and upon exercise of the February 2008 Warrants;

WHEREAS, under the terms of the Registration Rights Agreement the Company was required, among other things, to:

        (1)  prepare and file with the Securities and Exchange Commission (the “SEC”) prior to March 26, 2008 an initial registration statement covering the resale of the shares of the Common Stock of the Company issuable upon conversion of the Series B Stock and upon exercise of the warrants issued to the Investors under the Stock Purchase Agreement; and

        (2) use its commercially reasonable best efforts to have an initial  registration statement declared effective by the SEC within 120 days following the filing date;

WHEREAS, the Company filed with the SEC the initial registration statement on March 26, 2008. Therefore, the Company was required to have the registration statement declared effective by the SEC by July 24, 2008 (within 120 days after the initial filing date of March 26, 2008). The registration statement was declared effective by the SEC on February 5, 2009. Therefore, an aggregate of $255,605 in liquidated damages is due to the Investors pursuant to the Registration Rights Agreement;

WHEREAS, simultaneously with the execution of this Release, the Company is entering into an Exchange Agreement with the Investors (the “Exchange Agreement”) pursuant to which, in partial consideration of the issuance to the Investors of warrants to purchase the Company’s Common Stock (the “New Warrants”), the Investors have agreed to execute and deliver this Agreement; and

WHEREAS, all capitalized terms used herein, which are not otherwise defined herein, shall have the meanings ascribed to them in the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Investor hereby agrees to and does hereby:

1.           Release and discharge, forever and unconditionally, the Company from all claims and liabilities for damages, including any and all liquidated damages, penalties and interest thereon, relating to any breach or breaches of any obligation of the Company under the Registration Rights Agreement from the date of execution of such agreement through the date hereof.

2.           Irrevocably waive any right to receive any Make Good Escrow Stock solely as a result of, and to the extent that, such Make Good Escrow Stock would be deliverable to the Investors because Pre-Tax Income Per Share for the Company’s fiscal year ending December 31, 2009 (for purposes of determining whether the Company has achieved its Target Number for such fiscal year), is reduced as a result of any reduction in net income available to common stockholders for such fiscal year and an increase in the weighted average number of shares of Common Stock outstanding during the period due to the issuance and delivery to the Investors of New Warrants in exchange for the February 2008 Warrants. Except as and to the extent waived pursuant to the immediately preceding sentence, the provisions contained in the Stock Purchase Agreement relating to the Make Good Escrow Stock (including the provisions relating to the Company’s consolidated Pre-Tax Income and Required Pre-Tax Income Per Share for the fiscal year ending December 31, 2009) shall remain in full force and effect.

3.           Acknowledge that it has been afforded ample opportunity to review and evaluate this Release and Waiver prior to the date hereof and that it has been represented and assisted by counsel for that purpose.

4.           Acknowledge and agree that it is entering into this Release and Waiver freely and voluntarily, without duress or coercion of any kind, and as an informed and well-reasoned exercise of its business judgment.

IN WITNESS WHEREOF, the undersigned Releasor has caused this Release and Waiver to be duly executed by its authorized officer as of the date first written above.

RELEASOR: EOS HOLDINGS, LLC

By:   /s/ Jon Carnes
Name:  Jon Carnes
Title:  President